Tyson Foods Announces Network Changes to Strengthen Long-Term Beef Business

SPRINGDALE, Ark. – Nov. 21, 2025 –Tyson Foods today announced network changes designed to right size its beef business and position it for long-term success.
The company will end operations at its Lexington, Nebraska, beef facility and convert its Amarillo, Texas, beef facility to a single, full-capacity shift. To meet customer demand, production will be increased at other company beef facilities, optimizing volumes across our network.
Tyson Foods recognizes the impact these decisions have on team members and the communities where we operate. The company is committed to supporting our team members through this transition, including helping them apply for open positions at other facilities and providing relocation benefits.
With these changes, Tyson Foods is ensuring that it will continue to deliver high-quality, affordable, and nutritious protein for generations to come.

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About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is a world-class food company and recognized leader in protein. Founded in 1935 by John W. Tyson, it has grown under four generations of family leadership. The Company is unified by this purpose: Tyson Foods. We Feed the World Like Family™ and has a broad portfolio of iconic products and brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, State Fair®, Aidells® and ibp®. Tyson Foods is dedicated to bringing high-quality food to every table in the world, safely, and affordably, now and for future generations. Headquartered in Springdale, Arkansas, the company had approximately 133,000 team members on September 27, 2025. Visit www.tysonfoods.com.
Media Contact: TysonFoodsPR@tyson.com